CUSIP NO.	09776J101
Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 5, 2008, is by and among Whale Rock Capital Management LLC, Alexander Sacerdote and Peter Sacerdote (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock, par value $0.01 per share, of The Bon-Ton Stores, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

WHALE ROCK CAPITAL MANAGEMENT LLC

By:	/s/ Alexander Sacerdote
Alexander Sacerdote, Managing Member

ALEXANDER SACERDOTE

/s/ Alexander Sacerdote
Alexander Sacerdote, individually

PETER SACERDOTE

/s/ Peter Sacerdote
Peter Sacerdote, individually